April 10, 2018

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company would like to share our 2018 first quarter financial report. This year is off to a great beginning thanks to a record-setting first quarter.

Our assets reached a record high of $2.4 billion as of March 31st. Assets increased by $83.8 million or 3.62% since December 31, 2017. Profits for the first quarter were $7.480 million compared to $6.495 million for the first quarter of 2017 which is a record for first quarter earnings. The current price of your investment based on the latest shares traded is $46.00 per share.

Our new Operations Center is now complete and we began moving into the new facility on April 2nd. We believe this facility will enable our bank to serve our customers and 27 offices for many years as well as taking our bank to the next level in technology and products. It will take approximately six weeks to complete our move into the building. We will have an Open House for this facility on Sunday, May 20th with a special time for stockholders from 12:00 Noon to 2:00 P.M. We hope you will join us to see your new Operations Center.

We want to remind you of our Annual Shareholder’s Meeting that will be held on Tuesday, April 24th at 7:00 P.M. at our Main Office at 623 West Main Street in Lebanon. You will also be receiving soon your invitation to our Shareholder Picnic which will be held on May 8th at 6:00 P.M. Our entertainment for the evening will be “The Willis Clan” which you don’t want to miss!

In closing, we deeply thank you for investing in Wilson Bank Holding Company. We ask for your continued business and referrals as we make our bank “The Bank of Choice” in each market we serve.

Sincerely,

WILSON BANK HOLDING COMPANY

Randall Clemons	J. Anthony Patton
President/CEO	Chairman